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                                                                EXHIBIT 4.30


              AGREEMENT FOR TRANSFER OF PUT OBLIGATION AND GBM NOTE


THIS AGREEMENT dated for reference the 22nd day of April 2001

AMONG:

                  360FINANCE LTD.

                  ("360finance")

AND:

                  WORLDWIDE FIBER HOLDINGS LTD.

                  ("WFHL")

AND:

                  360NETWORKS INC.

                  ("360")

WHEREAS:

A. 360 currently employs Gregory B. Maffei ("GBM") as its Chief Executive Officer. In connection with GBM's employment, GBM purchased from 360 62,000,000 shares of 360 (the "Purchased Shares") pursuant to a stock purchase agreement (the "Stock Purchase Agreement") made as of December 22, 1999 by and between 360 (then called Worldwide Fiber Inc.) and GBM. To finance GBM's purchase of the Purchased Shares, he delivered the GBM Note.

B. Pursuant to Section 8 of the Stock Purchase Agreement, GBM was granted the Put (as defined in Section 8 of the Stock Purchase Agreement), whereby GBM has the right to require 360 to purchase certain Purchased Shares at their fair market value, as determined pursuant to the Stock Purchase Agreement. Prior to any of the transactions contemplated hereby, GBM had informed 360 that he may be compelled to exercise the Put to reduce the risk to him of his recourse obligations under the GBM Note.

C. 360 does not currently have a right to set-off its obligations under the Put against the GBM Note. Further, the Put is not currently delegable to WFHL under present circumstances. If GBM were to exercise the Put, it could therefore adversely affect 360's liquidity and capital resources, cause compliance issues under 360's existing credit facilities, and be perceived adversely by the public investment community. Accordingly, neither WFHL nor 360 believe it would be in its best interests for GBM to exercise the Put.

D. 360
and WFHL wish to avoid the risks described in recital C and, to do so, they have requested GBM's cooperation and agreement to facilitate a transaction whereby WFHL would assume 360's obligation for GBM's put rights contained in the Stock Purchase Agreement and


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clarify and amend WFHL's put obligations to GBM in the form of the GBM Put (as defined in the Master Agreement) provided in the Master Agreement dated April 20, 2001 (the "Master Agreement") among WFHL, GBM and 360 and GBM would agree to cancel his put rights against 360 and 360 would cause the GBM Note to be sold to WFHL in exchange for a recourse promissory note made by WFHL in favour of 360finance in an amount equal to the principal and interest owing under the GBM Note. GBM has agreed to release 360 from its obligations with respect to the Put only in the event that WFHL, 360 and GBM enter into the Master Agreement, whereby, among other things, WFHL clarifies its obligations in the form of the GBM Put.

E. WFHL would not be willing to purchase the GBM Note unless GBM agrees to increase the interest rate charged on the GBM Note by 0.1%, and would not be willing to deliver the GBM Put unless GBM agrees to forbear his rights to exercise the GBM Put for a period of up to 9 months on the terms and conditions set forth in the Forbearance Agreement (as defined in the Master Agreement) and GBM agrees to grant to WFHL certain set-off rights. GBM is willing to enter into the Forbearance Agreement and increase the interest rate on his note, and thereby facilitate the sale of the GBM Note to WFHL and 360's delegation of its put obligations to WFHL, on the condition that the GBM Note be amended to, among other things, make it non-recourse (except to the Shares(as defined in the Master Agreement)) and to grant GBM certain set-off rights, and the further condition that the parties execute this Agreement.

F. After giving effect to the transactions contemplated by this Agreement and the documents referenced herein, GBM will be indebted to WFHL in the amount of $77,500,000, plus accrued but unpaid interest, as evidenced by the Revised GBM Note (as defined in the Master Agreement) issued in substitution for the GBM Note.

G. In consideration of revisions which are incorporated in the Revised GBM Note and the provision by WFHL of the GBM Put, GBM has agreed to pledge the Shares, and deliver possession of certificates evidencing the Shares, to WFHL to be dealt with as provided in the Master Agreement.

H. 360 shall retain the Repurchase Option (as defined in the Stock Purchase Agreement) to repurchase some of GBM's Shares, which may be exercised pursuant to the Stock Purchase Agreement.

I. The Transactions described in Recitals C through G are occurring concurrently with the execution of this Agreement and each such transaction is dependent upon a concurrent occurrence of the others.

J. 360finance has agreed to transfer the GBM Note to WFHL, and WFHL has agreed to acquire the GBM Note, on the terms specified in this Agreement.

IN CONSIDERATION of the mutual agreements in this Agreement, which consideration is acknowledged by the parties to be fully received and sufficient, and subject to the terms and conditions specified in this Agreement, the parties agree as follows:


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                                   ARTICLE 1
                                  DEFINITIONS

1.1      DEFINITIONS

In this Agreement, including the recitals and the schedules, the following words and expressions have the following meanings unless the context otherwise requires:

"Encumbrance" means, whether or not registered or registrable or recorded or recordable, and regardless how created or arising, a mortgage, assignment of book accounts, lien, encumbrance, charge, security interest, hypothec or pledge, whether fixed or floating, an option or other right to acquire any interest in, or any other encumbrance of whatsoever nature and kind or any agreement to create, or right capable of becoming, any of the foregoing.

"GBM" has the meaning provided in the recitals.

"GBM Note" means that certain promissory note in the principal amount of US$77,500,000 dated December 22, 1999 and issued by GBM to 360finance.

"Master Agreement" has the meaning provided in the recitals.

"Person" means an individual, partnership, corporation (including a business trust), joint stock company, trust, unincorporated association, joint venture or other entity or a foreign state or political subdivision thereof or any agency of such state or subdivision.

"Put" has the meaning specified in Section 8 of the Stock Purchase Agreement.

"Put Assignment and Assumption Agreement" means a Put Assignment and Assumption Agreement dated as of December 22, 1999, between WFHL and 360.

"Shares" has the meaning provided in the Master Agreement.

"Stock Purchase Agreement" has the meaning provided in the recitals.

"WFHL Note" means a Promissory Note in the form attached as Schedule "B".

1.2      SCHEDULES

The following schedules are attached to and form part of this Agreement:

            SCHEDULE                           TITLE

               A                               Copy of GBM Note
               B                               Copy of Stock Purchase Agreement
               C                               Form of WFHL Note


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                                   ARTICLE 2
                              TRANSFER OF GBM NOTE

2.1      PURCHASE AND SALE

Based on representations and warranties contained in this Agreement 360finance agrees to sell, assign and transfer to WFHL and does hereby sell, assign and transfer to WFHL, and WFHL agrees to purchase from 360finance and hereby accepts the sale, assignment and transfer from 360finance of the GBM Note, without recourse, effective on the date of this Agreement, free and clear of all Encumbrances, for the purchase price set out in Section 2.2 and in accordance with and subject to the terms and conditions set forth in this Agreement.

2.2      PURCHASE PRICE

The purchase price for the GBM Note is US$83,982,669.60. The purchase price shall be satisfied by the delivery of the WFHL Note and related security documents, delivered concurrently with the WFHL Note, by WFHL to 360finance simultaneously with the execution of this Agreement.

2.3      SECURITY

The obligations of WFHL under the WFHL Note shall be secured inter alia by a general security agreement by WFHL to 360finance and by a subordination agreement dated for reference April 20, 2001, between 360finance and Ledcor Inc. of WFHL's indebtedness to Ledcor Inc.

                                   ARTICLE 3
                                ASSIGNMENT OF PUT

3.1      ASSIGNMENT

Based on the representations and warranties contained in this Agreement:

(a) 360 hereby agrees to assign and transfer to WFHL and does hereby assign and transfer to WFHL, and WFHL agrees to accept such assignment and transfer from 360 of, all of the obligations of 360 under the Put absolutely from and effective as of the date of this Agreement. From and since the date of this Agreement, WFHL is bound by and will observe and perform the obligations of 360 under the Put as if WFHL has been originally named as a party to the Stock Purchase Agreement. For greater certainty: (a) unless otherwise agreed between 360finance and WFHL from time to time or otherwise as contemplated under the Master Agreement, WFHL shall be entitled and required to acquire all shares sold by GBM pursuant to any exercise of the Put by GBM; and (b) except for the Put, WFHL is not and will not be bound by any of the obligations of 360 under the Stock Purchase Agreement.

(b) 360 and WFHL hereby agree that (i) the Put Assignment and Assumption Agreement is hereby terminated as of the date hereof and is of no further force or effect; and following and as a result of such termination, (ii) WFHL has no obligation or liability to 360 with respect to any provision of the Put Assignment and Assumption Agreement or any other


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         related agreement or instrument and 360 has no obligation or liability to WFHL with respect to any provision of the Put Assignment and Assumption Agreement or any other related agreement or instrument.

(c) 360, on its own behalf and on behalf of its predecessors, successors and assigns, hereby releases, remises and forever discharges WFHL for itself, and its predecessors, successors, assigns, employees, officers, directors, agents, attorneys, shareholders and affiliates, from and against any and all claims, crossclaims, third party claims, counterclaims, contribution claims, debts, demands, actions, promises, judgments, trespasses, executions, causes of action, suits, accounts, covenants, sums of money, dues, reckonings, bonds, bills, lines, attachments, trustee process, contracts, controversies, agreements, promises, damages, and all other claims of every kind and nature in law, equity, arbitration, or other forum, whether absolute or contingent, direct or indirect, known or unknown, relating to, or otherwise arising out of, in any manner, directly or indirectly, the Put Assignment and Assumption Agreement or any other agreement or instrument (other than this Agreement and the WFHL Note) entered into in connection therewith or any transaction contemplated thereby.


(d) For greater certainty, WFHL hereby acknowledges that although its consideration for the assumption of the obligations set out in this section includes certain consideration provided by third parties (including by virtue of the Forbearance Agreement and the Master Agreement), its obligations under this Agreement are fully binding and in no way subject to diminution only by virtue of any failure of the consideration provided by any third party.


                                   ARTICLE 4
                     OPTION TO ACQUIRE PUT UNVESTED SHARES

4.1      OPTION TO ACQUIRE PUT UNVESTED SHARES

If the Repurchase Option (as defined in the Stock Purchase Agreement) has not then expired, then subject to compliance with the requirements of any stock exchanges on which such securities are then listed and to compliance with applicable laws, 360 shall have the option to acquire all or any of the Unvested Shares from time to time acquired by WFHL pursuant to the GBM Put (as defined in the Master Agreement) for a purchase price per Unvested Share equal to the purchase price paid by WFHL to acquire such Unvested Share from GBM. The option may be exercised with respect to an Unvested Share at any time during the 90 day period (the "Option Period") following the later of (i) the closing of the acquisition by WFHL of the Unvested Share pursuant to the GBM Put and (ii) the receipt by 360 of notice in writing from WFHL providing reasonable details of such acquisition, including the number of Unvested Shares acquired, the date of acquisition and the purchase price per Unvested Share acquired. The option contemplated hereby shall, with respect to any Unvested Share, terminate and be of no further force and effect upon the expiry of the Option Period with respect to that Unvested Share. The option shall be exercisable by notice in writing given by 360 to WFHL before the expiry of the applicable Option Period. The closing of the sale shall take place on the fifth business day following the delivery of the notice exercising the option. At the closing, unless otherwise agreed by 360 and WFHL, 360 shall deliver to WFHL a bank draft or certified cheque in the


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amount of the aggregate purchase price for the Unvested Shares so acquired and
WFHL shall deliver to 360 share certificates in the name of 360 or its nominee, and all such documents and instruments as may be necessary to effectively transfer title to such shares to 360 or its nominee, free and clear of all Encumbrances.


                                   ARTICLE 5
                         REPRESENTATIONS AND WARRANTIES

5.1      WARRANTIES AND REPRESENTATIONS OF 360FINANCE

360finance warrants and represents to and covenants with WFHL, with the intent that WFHL will rely thereon in entering into this Agreement and in concluding the transactions contemplated in this Agreement, that, as of the date of this
Agreement:

(a) STATUS. 360finance is a corporation duly incorporated, validly existing and in good corporate standing under the laws of the jurisdiction of its incorporation, amalgamation or continuation with respect to all filings required under any applicable legislation.


(b) AUTHORITY. 360finance has all necessary corporate capacity, power, and authority to enter into this Agreement and to carry out the terms of this Agreement.

(c) RESIDENCY. 360finance is not a non-resident of Canada within the meaning of the INCOME TAX ACT (Canada).

(d) GBM NOTE. There is now due and owing under the GBM Note the principal amount of US$82,305,000 (including capitalized interest to December 22, 2000) and accrued interest from December 22, 2000 to the date hereof in the amount of US$1,677,669.60. On the transfer of the GBM Note, WFHL will have good title to and possession of the GBM Note, free and clear of all Encumbrances.

(e) LITIGATION, ETC. To the best of the knowledge of 360finance, there are no actions, suits, proceedings, claims or investigations outstanding or pending or threatened against or affecting 360finance or 360 that could materially adversely affect the ability of 360finance or 360 to perform any of its obligations under this Agreement, and the execution or performance of this Agreement by 360finance or 360 will not give rise to a right on the part of any governmental authority to take any action that could materially adversely affect its ability to perform any of its obligations under this Agreement.

(f) COMPLIANCE WITH CONSTATING DOCUMENTS, AGREEMENTS AND LAWS. The making of this Agreement, the completion of the transactions contemplated by this Agreement and the performance of and compliance with the terms of this Agreement by 360finance does not and will not:

         (i) conflict with or result in a breach of or violate any of the terms, conditions, or provisions of the constating documents of 360finance; or

         (ii) conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of


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                  any governmental authority, to which 360 or 360finance is
                  subject, or constitute or result in a breach of or a default under any agreement, contract or commitment to which 360 or 360finance is a party or by which any of their respective properties or assets are bound.


(G) VALID, BINDING AND ENFORCEABLE. This Agreement is a valid and binding agreement and obligation, enforceable against 360finance in accordance with its terms, subject to bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium, and similar laws of general application affecting the enforcement of creditors' rights generally, and subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief or specific performance, is in the discretion of the court.

(H) NO BROKER. 360finance has carried on all negotiations relating to this Agreement and the transactions contemplated in this Agreement directly and without intervention on its behalf of any other party in such manner as to give rise to any valid claim against WFHL for a brokerage commission, finder's fee or other like payment.

5.2      WARRANTIES AND REPRESENTATIONS OF WFHL

WFHL warrants and represents to and covenants with 360finance, with the intent that 360finance will rely thereon in entering into this Agreement and in concluding the transactions contemplated in this Agreement, that, as of the date of this Agreement:

(a) CORPORATE STATUS. WFHL is a corporation duly incorporated, validly existing and in good corporate standing under the laws of the jurisdiction of its incorporation, amalgamation or continuation with respect to all filings required under applicable legislation.

(b) AUTHORITY. WFHL has all necessary corporate capacity, power and authority to enter into and to execute and deliver this Agreement and the WFHL Note and to carry out the terms of this Agreement and the WFHL Note.

(c) RESIDENCY. WFHL is not a non-resident of Canada within the meaning of the INCOME TAX ACT (Canada).

(d) LITIGATION, ETC. To the best of the knowledge of WFHL, there are no actions, suits, judgments, proceedings, claims or investigations outstanding or pending or threatened against or affecting WFHL that could materially adversely affect its ability to perform any of its obligations under this Agreement or the WFHL Note, and the execution or performance of this Agreement and the WFHL Note by WFHL will not give rise to a right on the part of any governmental authority to take any action that could materially adversely affect its ability to perform any of its obligations under this Agreement or the WFHL Note.

(e) COMPLIANCE WITH CONSTATING DOCUMENTS, AGREEMENTS AND LAWS. The making of this Agreement or the WFHL Note, the completion of the transactions contemplated by this Agreement and the performance of and compliance with the terms of this Agreement and the WFHL Note by WFHL does not and will not:


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         (i)      conflict with or result in a breach of or violate any of the terms, conditions, or provisions of the constating documents of WFHL; or

         (ii) conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any governmental authority, to which WFHL is subject, or constitute or result in a default under any agreement, contract or commitment to which WFHL is a party or by which its properties or assets are bound.

(f)      VALID, BINDING AND ENFORCEABLE. Each of this Agreement and the WFHL
         Note is a valid and binding agreement and obligation, enforceable against WFHL in accordance with its terms, subject to bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium, and similar laws of general application affecting the enforcement of creditors' rights generally, and subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief or specific performance, is in the discretion of the court.

(g) NO BROKER. WFHL has carried on all negotiations relating to this Agreement and the transactions contemplated in this Agreement directly and without intervention on its behalf of any other party in such manner as to give rise to any valid claim against 360finance for a brokerage commission, finder's fee or other like payment.

5.3      WARRANTIES AND REPRESENTATIONS OF 360

360 warrants and represents to and covenants with WFHL, with the intent that WFHL will rely thereon in entering into this Agreement and in concluding the transactions contemplated in this Agreement, that, as of the date of this
Agreement:

(a) STATUS. 360 is a corporation duly incorporated, validly existing and in good corporate standing under the laws of the jurisdiction of its incorporation, amalgamation or continuation with respect to all filings required under any applicable legislation.

(B) AUTHORITY. 360 has all necessary corporate capacity, power, and authority to enter into this Agreement and to carry out the terms of this Agreement.

(C) RESIDENCY. 360 is not a non-resident of Canada within the meaning of the INCOME TAX ACT (Canada).

(D) PUT. The Put is in full force and effect, has not been amended, and the Put has not been exercised by GBM. 360 is not entitled to require WFHL to assume the Put at this time as a result of Section 6 of the Put Assignment and Assumption Agreement.

(E) LITIGATION, ETC. To the best of the knowledge of 360, there are no actions, suits, proceedings, claims or investigations outstanding or pending or threatened against or affecting 360 or 360finance that could materially adversely affect the ability of 360 or 360finance to perform any of its obligations under this Agreement, and the execution or performance of this Agreement by 360 will not give rise to a right on the part of any


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         governmental authority to take any action that could materially adversely affect its ability to perform any of its obligations under this Agreement.


(f) COMPLIANCE WITH CONSTATING DOCUMENTS, AGREEMENTS AND LAWS. The making of this Agreement, the completion of the transactions contemplated by this Agreement and the performance of and compliance with the terms of this Agreement by 360 does not and will not:

         (i) conflict with or result in a breach of or violate any of the terms, conditions, or provisions of the constating documents of 360; or

         (ii) conflict with or result in a breach of or violate any of the terms, conditions or provisions of any law, judgment, order, injunction, decree, regulation or ruling of any governmental authority, to which 360 or 360finance is subject, or constitute or result in a breach of or a default under any agreement, contract or commitment to which 360 or 360finance is a party or by which any of their respective properties or assets are bound.

(g) VALID, BINDING AND ENFORCEABLE. This Agreement is a valid and binding agreement and obligation, enforceable against 360 in accordance with its terms, subject to bankruptcy, insolvency, reorganization, arrangement, winding-up, moratorium, and similar laws of general application affecting the enforcement of creditors' rights generally, and subject to general equitable principles, including the fact that the availability of equitable remedies, such as injunctive relief or specific performance, is in the discretion of the court.

(H) NO BROKER. 360 has carried on all negotiations relating to this Agreement and the transactions contemplated in this Agreement directly and without intervention on its behalf of any other party in such manner as to give rise to any valid claim against WFHL for a brokerage commission, finder's fee or other like payment.

(I)      360FINANCE. The representations and warranties of 360finance in Section
         3.1 are true and correct in all respects.

5.4      INDEMNITY

360 and 360finance will jointly and severally indemnify and save harmless WFHL from and against any and all losses, claims, damages, liabilities and expenses incurred or suffered by WFHL by reason, resulting from or in connection with, any failure of WFHL to have good title to the GBM Note, free and clear of all Encumbrances. For the purposes of this Agreement, the existence of any Encumbrance against, or defect in, the title acquired by WFHL in the GBM Note shall be deemed to be a loss suffered by WFHL on the date of this Agreement.


5.5      SETOFF

Notwithstanding any other provision of this Agreement, WFHL shall have the right (but not the obligation), at its sole discretion, to discharge amounts owed to 360finance under the WFHL Note, up to the full amount of principal and interest outstanding from time to time under the WFHL Note, by setting off any amount payable by 360 or 360finance to WFHL under Section


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5.4 against the indebtedness of WFHL under the WFHL Note and thereby reducing the indebtedness of WFHL under the WFHL Note by the amount so set off.


                                   ARTICLE 6
                                     GENERAL

6.1      GOVERNING LAW AND ATTORNMENT

This Agreement will be governed by and construed in accordance with the substantive laws of British Columbia and the federal laws of Canada applicable in British Columbia, without regard to the conflict of law rules of British Columbia. The parties irrevocably submit to and accept generally and unconditionally the exclusive jurisdiction of the courts and appellate courts of British Columbia with respect to any legal action or proceeding which may be brought at any time relating in any way to this Agreement. Each of the parties irrevocably waives any objection it may now or in the future have to the venue of any such action or proceeding, and any claim it may now or in the future have that any such action or proceeding has been brought in an inconvenient forum.

6.2      NO SETOFF

Subject to sections 5.4 and 5.5 the obligations and responsibilities of WFHL pursuant to this Agreement and the WFHL Note, including the obligations to pay all amounts owing under this Agreement and the WFHL Note, are absolute and unconditional in all circumstances and WFHL will pay all such amounts without deduction regardless of any claim in the nature of setoff, abatement, compensation or any other deduction whatsoever which may be raised by WFHL.

6.3      TIME OF THE ESSENCE OF THE AGREEMENT

Unless otherwise specifically provided in this Agreement, time will be of the essence of this Agreement and of the transactions contemplated by this Agreement.

6.4      REMEDIES NOT EXCLUSIVE

Any remedies provided to the parties under this Agreement are cumulative and not exclusive to each other, and any such remedy will not be deemed or construed to affect any right which any of the parties is entitled to seek at law, in equity or by statute.

6.5      NOTICES

Any notice, direction, request or other communication required or contemplated by any provision of this Agreement will be given in writing and will be given by delivering or faxing the same to the parties as follows:

(a)      To 360finance at:


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         360finance ltd.
         Suite 1500 - 1066 West Hastings Street
         Vancouver, B.C.  V6E 3X1

         Attention:        Secretary
         Fax No.:          (604) 648-7747
(b)      To WFHL at:

         Worldwide Fiber Holdings Ltd

         Suite 1000 - 1066 West Hastings Street
         Vancouver, B.C.  V6E 3X1

         Attention:        Vice President, Finance
         Fax No.:          (604) 681-5372
(c)      To 360 at:

         360networks inc.
         Suite 1500 - 1066 West Hastings Street
         Vancouver, B.C.  V6E 3X1

         Attention:        Secretary
         Fax No.: (604) 648-7747

Any such notice, direction, request or other communication will be deemed to have been given or made on the date on which it was delivered or, in the case of fax, on the next business day after receipt of transmission. Any party may change its fax number or address for service from time to time by written notice in accordance with this section.

6.6      ASSIGNMENT

This Agreement is not assignable by WFHL in whole or in part without the prior written consent of 360finance and 360. Any attempt by WFHL to assign any of the rights or to delegate any of the duties or obligations of this Agreement without such prior written consent is void. This Agreement is not assignable by 360 or 360finance in whole or in part without the prior written consent of WFHL. Any attempt by 360 or 360finance to assign any of the rights or to delegate any of the duties or obligations of this Agreement without such prior written consent is void.

6.7      COUNTERPARTS

This Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All of these counterparts will for all purposes constitute one agreement, binding on the parties, notwithstanding that all parties are not signatories to the same counterpart. A fax transcribed copy or photocopy of this Agreement executed by a party in counterpart or otherwise will constitute a properly executed, delivered and binding agreement or counterpart of the executing party.


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6.8 WAIVER

No failure or delay on the part of any party in exercising any power or right under this Agreement will operate as a waiver of such power or right. No single or partial exercise of any right or power under this Agreement will preclude any further or other exercise of such right or power. No modification or waiver of any provision of this Agreement and no consent to any departure by any party from any provision of this Agreement will be effective until the same is in writing. Any such waiver or consent will be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any party in any circumstances will entitle such party to any other or further notice or demand in similar or other circumstances.

6.9      FURTHER ASSURANCES

Each of the parties will promptly execute and deliver to the other at the cost of the other such further documents and assurances and take such further actions as the other may from time to time request in order to more effectively carry out the intent and purpose of this Agreement and to establish and protect the rights, interests and remedies intended to be created in favour of the other.

6.10     ENTIRE AGREEMENT

This Agreement and any documents and agreements to be delivered pursuant to this Agreement supersede all previous invitations, proposals, letters, correspondence, negotiations, promises, agreements, covenants, conditions, representations and warranties with respect to the subject matter of this Agreement. There is no representation, warranty, collateral term or condition or collateral agreement affecting this Agreement, other than as expressed in writing in this Agreement.

6.11     AMENDMENTS

No change or modification of this Agreement will be valid unless it is in writing and signed by each party to this Agreement.

6.12     INVALIDITY OF PARTICULAR PROVISION

If any provision of this Agreement or any part of any provision (in this section called the "Offending Provision") is declared or becomes unenforceable, invalid or illegal for any reason whatsoever including, without limiting the generality of the foregoing, a decision by any competent courts, legislation, statutes, bylaws or regulations or any other requirements having the force of law, then the remainder of this Agreement will remain in full force and effect as if this Agreement had been executed without the Offending Provision.

6.13     RELATIONSHIP

Nothing in this Agreement will make or be construed to make 360finance or 360 and WFHL partners or agents of each other or to create any other relationship by which the acts of any party may bind the others or result in any liability to the other.

6.14     CURRENCY

Unless otherwise specified all sums of money expressed in this Agreement are in the lawful money of Canada.

6.15     NUMBER AND GENDER

Unless the context of this Agreement otherwise requires, to the extent necessary so that each clause will be given the most reasonable interpretation, the singular number will include the plural and vice versa, the verb will be construed as agreeing with the word so substituted, words importing the masculine gender will include the feminine and neuter genders, words importing persons will include firms and corporations and words importing firms and corporations will include individuals.

6.16     HEADINGS AND CAPTIONS

The headings and captions of sections and paragraphs contained in this Agreement are all inserted for convenience of reference only and are not to be considered when interpreting this Agreement.

6.17     ACKNOWLEDGEMENT OF RECEIPT

Each of the parties acknowledges receiving an executed copy of this Agreement.

6.18     ENUREMENT

Subject to the restrictions on transfer contained in this Agreement, this Agreement will enure to the benefit of and be binding on the parties and their respective heirs, executors, administrators, successors and assigns.

6.19     RECOURSE

360 and 360finance shall have recourse under this Agreement, the WFHL Note and the General Security Agreement to, and only to, that Collateral listed in Schedule A to the general security agreement described in Section 2.3 (which WFHL has represented and warranted are all of the assets of WFHL as at the date of this Agreement) and Proceeds thereof and to any assets acquired by WFHL after the date of this Agreement.

6.20     SURVIVAL

The terms and conditions of this Agreement will survive the closing of transactions hereby contemplated.



                     [THE NEXT PAGE IS THE EXECUTION PAGE.]

IN WITNESS WHEREOF the parties have executed this Agreement as of the date first above mentioned.

360FINANCE LTD.                        WORLDWIDE FIBER HOLDINGS LTD.

Per:                                   Per:
Signed                                 Signed
_____________________________________  _______________________________________
Signature                              Signature


_____________________________________  _______________________________________
Name                                   Name


_____________________________________  _______________________________________
Title                                  Title


360NETWORKS INC.

Per:
Signed
_____________________________________
Signature


_____________________________________
Name


_____________________________________
Title